Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132933 of Duke Energy Corporation on Form S-8 of our report relating to the financial statements of the Duke Energy Retirement Savings Plan for Legacy Cinergy Union Employees (IBEW 1393) dated June 17, 2013, appearing in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ McCONNELL & JONES LLP
Houston, Texas
June 17, 2013